Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

Registration Statement (Form S-3ASR No. 333-209541)
Registration Statement (Form S-8 No. 333-110589)
Registration Statement (Form S-8 No. 333-160650)
Registration Statement (Form S-8 No. 333-160652)
Registration Statement (Form S-8 No. 333-166769)
Registration Statement (Form S-8 No. 333-193785)
Registration Statement (Form S-8 No. 333-201172)
Registration Statement (Form S-8 No. 333-201167)

of our reports dated February 14, 2017, with respect to the consolidated financial statements of CSX Corporation, and the effectiveness of internal control over financial reporting of CSX Corporation, included in this Annual Report (Form 10-K) of CSX Corporation for the year ended December 30, 2016.

/s/ Ernst & Young LLP
Certified Public Accountants
Jacksonville, Florida
February 14, 2017